Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Retirement Committee of Commerce Bancshares, Inc.
Commerce Bancshares, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-82692) of Commerce Bancshares, Inc. of our report, dated June 22, 2005, with respect to the statements of net assets available for benefits of the Commerce Bancshares Participating Investment Plan as of December 31, 2004, and the related statements of changes in net assets available for benefits for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Commerce Bancshares Participating Investment Plan.
/s/ KPMG LLP
Kansas City, Missouri
June 29, 2006